EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-65584 and 333-133657 on Form S-8 and Registration Statements Nos. 333-133480 and 333-150503 on Form S-3 of our report dated March 9, 2009, relating to the consolidated financial statements and financial statement schedule of Natus Medical Incorporated, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standard Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation on FASB No. 109, and of our report dated March 9, 2009, relating to the effectiveness of Natus Medical Incorporated’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Natus Medical Incorporated for the year ended December 31, 2008.

/s/    Deloitte & Touche LLP

San Francisco, CA

March 9, 2009